Exhibit 99.3

Communication Guidelines for Proposed Stock Option Exchange Program

To all managers:

Today we announced that we are seeking stockholder approval to permit an option exchange program to replace certain of our underwater options with new options. You should have received an email from Shane Evangelist earlier today with the announcement.

Assuming we receive the necessary stockholder approval at our Annual Meeting of Stockholders on May 5, 2009 and the Board decides to commence the program, we will provide everyone with more detailed updated information and will hold sessions with employees to provide them with appropriate information to make an informed decision on whether and how to participate in the option exchange.

Option exchanges are governed by SEC rules and regulations and they are very careful about making sure that everyone involved receives all the same information. Therefore, all written and recorded information provided on the option exchange must be filed with the SEC. Since you are a manager within USAP, you will likely be asked questions by your people or third parties. Communications between you and employees or third parties are subject to these SEC requirements, so you need to be extremely careful about what you say.

Please use the communication guidelines below when responding to questions and comments. Failure to do so could result in our having to take a series of complicated (and expensive) corrective actions. I am asking for your strict adherence to the requirements below:

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Answer questions only by referring people to our proxy statement and Shane’s email to all employees. Once the tender offer documents are filed with the SEC, there will be more information available that employees can reference.

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Prior to the commencement of the exchange program: do not guarantee that the exchange program will start by any given date. Our Board of Directors, the Compensation Committee and Shane will determine if and when to begin the option exchange program.

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Do not answer a question via email or by leaving a voicemail. SEC rules require us to file all written and recorded communications about the exchange program with the SEC. SEC filings are expensive (so we want to minimize the number of filings we have to make). If incorrect information is given to employees or third parties, or if anyone is given information that someone else doesn’t have, we will have to take a series of complicated (and expensive) corrective steps.

•	If you forget and leave a voicemail or send an email, immediately contact me.

•	Do not give any advice about whether someone should participate in the program.

•	If someone asks a question that is not covered by the materials we have provided, please refer them to me.

If you have any questions, please contact me.

Thank you for your attention to this important issue. The option exchange is an important opportunity for our employees, and I know that each of you will follow these requirements.

Sincerely,

Amy

The Option Exchange Program described in the Preliminary Proxy Statement, CEO’s email, and the communication email to employees has not commenced and will not commence unless the requisite stockholder approval is obtained at the Company’s 2009 Annual Meeting of Stockholders and the Board determines to proceed with and commence the program. Even if the requisite stockholder approval is obtained, the Company may still decide later not to implement the Option Exchange Program. The Company will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Option Exchange Program. Persons who may be eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available and before they decide whether to exchange because they will contain important information about the Option Exchange Program. USAP stockholders and option holders will be able to obtain these written materials and other documents filed by USAP with the SEC free of charge from the SEC website at www.sec.gov or via the USAP website at http://investor.usautoparts.net.